Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-285032

Issuer Free Writing Prospectus, dated February 21, 2025

American Medical Systems Europe B.V.

€1,500,000,000

Senior Notes Offering

Terms and Conditions – 6-Year Fixed Rate Notes

Issuer	American Medical Systems Europe B.V. (the “Issuer”)
Guarantor	Boston Scientific Corporation (“Boston Scientific”)
Note Type	Senior Notes
Form of Offering	SEC Registered
Issuer Ratings (M/S&P/F)[1]	Baa1 / A- / A- (Positive/Stable/Stable)
Expected Ratings (M/S&P/F)	Baa1 / A- / A-
Principal Amount	€850,000,000
Trade Date	February 21, 2025
Settlement Date (T+3*)	February 26, 2025
Maturity Date	March 8, 2031
Coupon	3.000% per annum
Yield to Maturity	3.016% per annum
Price to Public	99.912% of the principal amount
Reference to Mid-Swaps Rate	2.316%
Spread to Mid-Swaps Rate	Plus 70 basis points
Benchmark Bund	DBR 0.000% due February 15, 2031
Spread to Benchmark Bund	Plus 79.6 basis points
Benchmark Bund Yield/Price	2.220% / €87.71

* It is expected that delivery of the notes will be made to purchasers on or about February 26, 2025, which is the third business day following the date of pricing of the notes (such settlement cycle referred to as T+3), through Clearstream Banking S.A. and Euroclear Bank SA/NV. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to third business days before delivery of the notes will be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

Interest Payment Dates	Annually on March 8, beginning March 8, 2026
Par Call Date	On or after December 8, 2030 (the date that is three months prior to the maturity date)
Make-whole Call	Plus 15 basis points
Stabilization	Stabilization/FCA
Day Count Basis	ACTUAL/ACTUAL (ICMA)
Minimum Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Common Code / ISIN	Common Code: 299337669 ISIN: XS2993376693
Clearing and Settlement	Clearstream Banking S.A. / Euroclear Bank SA/NV
Trustee	U.S. Bank Trust Company, National Association
Registrar and Paying Agent	U.S. Bank Europe DAC
Expected Listing	Application will be made to list the notes on the Official List of the Irish Stock Exchange plc for trading as Euronext Dublin and to admit the notes to trading on the Global Exchange Market thereof
Joint Bookrunners

Barclays Bank PLC

Citigroup Global Markets Europe AG

Wells Fargo Securities Europe S.A.

BofA Securities Europe SA

J.P. Morgan SE

Société Générale

BNP Paribas

Deutsche Bank Aktiengesellschaft

Goldman Sachs & Co. LLC

RBC Europe Limited

Scotiabank (Ireland) Designated Activity Company

Standard Chartered Bank

TD Global Finance unlimited company

Co-Manager	MUFG Securities (Europe) N.V.
Use of Proceeds	We intend to use the net proceeds from this offering, together with cash on hand, to fund the repayment at maturity of the Issuer’s 0.750% Senior Notes due March 8, 2025 and to pay accrued and unpaid interest with respect to such notes, and for general corporate purposes, which may include, among other things, short term investments, reduction of short term debt, funding of working capital and potential future acquisitions.

Terms and Conditions – 9-Year Fixed Rate Notes

Issuer	American Medical Systems Europe B.V. (the “Issuer”)
Guarantor	Boston Scientific Corporation (“Boston Scientific”)
Note Type	Senior Notes
Form of Offering	SEC Registered
Issuer Ratings (M/S&P/F)[1]	Baa1 / A- / A- (Positive/Stable/Stable)
Expected Ratings (M/S&P/F)	Baa1 / A- / A-
Principal Amount	€650,000,000
Trade Date	February 21, 2025
Settlement Date (T+3*)	February 26, 2025
Maturity Date	March 8, 2034
Coupon	3.250% per annum
Yield to Maturity	3.287% per annum
Price to Public	99.714% of the principal amount
Reference to Mid-Swaps Rate	2.387%
Spread to Mid-Swaps Rate	Plus 90 basis points
Benchmark Bund	DBR 2.200% due February 15, 2034
Spread to Benchmark Bund	Plus 87.0 basis points
Benchmark Bund Yield/Price	2.417% / €98.27
Interest Payment Dates	Annually on March 8, beginning March 8, 2026
Par Call Date	On or after December 8, 2033 (the date that is three months prior to the maturity date)

* It is expected that delivery of the notes will be made to purchasers on or about February 26, 2025, which is the third business day following the date of pricing of the notes (such settlement cycle referred to as T+3), through Clearstream Banking S.A. and Euroclear Bank SA/NV. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to third business days before delivery of the notes will be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

Make-whole Call	Plus 15 basis points
Stabilization	Stabilization/FCA
Day Count Basis	ACTUAL/ACTUAL (ICMA)
Minimum Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Common Code / ISIN	Common Code: 299338088 ISIN: XS2993380885
Clearing and Settlement	Clearstream Banking S.A. / Euroclear Bank SA/NV
Trustee	U.S. Bank Trust Company, National Association
Registrar and Paying Agent	U.S. Bank Europe DAC
Expected Listing	Application will be made to list the notes on the Official List of the Irish Stock Exchange plc for trading as Euronext Dublin and to admit the notes to trading on the Global Exchange Market thereof
Joint Bookrunners

Barclays Bank PLC

Citigroup Global Markets Europe AG

Wells Fargo Securities Europe S.A.

BofA Securities Europe SA

J.P. Morgan SE

Société Générale

BNP Paribas

Deutsche Bank Aktiengesellschaft

Goldman Sachs & Co. LLC

RBC Europe Limited

Scotiabank (Ireland) Designated Activity Company

Standard Chartered Bank

TD Global Finance unlimited company

Co-Manager	MUFG Securities (Europe) N.V.
Use of Proceeds	We intend to use the net proceeds from this offering, together with cash on hand, to fund the repayment at maturity of the Issuer’s 0.750% Senior Notes due March 8, 2025 and to pay accrued and unpaid interest with respect to such notes, and for general corporate purposes, which may include, among other things, short term investments, reduction of short term debt, funding of working capital and potential future acquisitions.

Note:

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

MiFID II and UK MiFIR professional clients and ECPs only/No PRIIPs KID: Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the European Economic Area or the United Kingdom.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling Barclays Bank PLC toll-free at (888) 603-5847, Citigroup Global Markets Europe AG toll-free at (800) 831-9146 or Wells Fargo Securities Europe S.A. toll-free at (800) 645-3751.

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